CONTACT:

Dee Ann Johnson
Vice President Controller & Treasurer
(412) 456-4410
dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
April 22, 2008

Ampco-Pittsburgh Corporation Announces First Quarter Results.

Ampco-Pittsburgh Corporation (NYSE:  AP) announced sales for the three months ended March 31, 2008 of $97,830,000 compared with $87,740,000 in the same period in 2007.  Income from operations in the quarter increased to $15,820,000 from $13,785,000 in 2007.  Following an increase in the Corporation’s effective income tax rate and losses on foreign exchange, net income approximated $10,143,000 or $1.00 per common share against $9,465,000 or $0.96 per common share in the prior year.

While the Air and Liquid Processing Group showed improvement, the majority of the increase in earnings is attributable to the Forged & Cast Rolls group which benefited from strong demand for rolling mill rolls from the steel and aluminum industries throughout the world.

During the quarter, the Corporation announced a twenty-percent increase in its quarterly dividend to $0.18 from $0.15 payable on April 30, 2008.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY

	Three Months Ended March 31,
	2008	2007

Sales	$97,830,000	$87,740,000

Income from operations	15,820,000	13,785,000
Other expense – net	(413,000)	(24,000)

Income before income taxes	15,407,000	13,761,000
Income tax expense	5,264,000	4,296,000

Net income	$10,143,000	$9,465,000

Earnings per common share:
Basic	$1.00	$0.96
Diluted	$1.00	$0.95

Weighted-average number of common
shares outstanding:
Basic	10,177,497	9,837,497
Diluted	10,179,738	9,980,208